Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation

650 Page Mill Road
Palo Alto, California 94304-1050

O: 650.493.9300
F: 866.974.7329

August 5, 2026

Tenaya Therapeutics, Inc.

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Tenaya Therapeutics, Inc., a Delaware corporation, with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 6,509,966 shares of Common Stock reserved for issuance pursuant to the Amended and Restated 2021 Equity Incentive Plan (which is referred to herein as the “Plan” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

AUSTIN BOSTON BOULDER BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE